EXHIBIT 99.1

Clearfield Reports Fiscal Second Quarter 2018 Results

Product Line Acquisition Complete, Focus on Revenue Growth with Strategic Hire

MINNEAPOLIS, April 26, 2018 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management for communications providers, reported results for the fiscal second quarter ended March 31, 2018.

Fiscal Q2 2018 Financial Summary
(in millions except per share data and percentages)	Q2 2018	vs. Q2 2017	Change	Change (%)
Revenue	$16.8	$17.7	$(0.9)	-5%

Gross Profit ($)	$6.8	$7.4	$(0.6)	-9%
Gross Profit (%)	40.3%	42.2%	-1.9%	-4%

(Loss) Income from Operations	$(0.5)	$1.3	$(1.8)	-141%
Income Tax (Benefit) Expense	$(0.1)	$0.4	$(0.5)	-123%

Net (Loss) Income	$(0.3)	$0.9	$(1.2)	-134%
Net (Loss) Income per Diluted Share	$(0.02)	$0.07	$(0.09)	-129%

Fiscal Q2 YTD 2018 Financial Summary
(in millions except per share data and percentages)	2018 YTD	vs. 2017 YTD	Change	Change (%)
Revenue	$33.7	$35.9	$(2.2)	-6%

Gross Profit ($)	$13.9	$14.7	$(0.8)	-5%
Gross Profit (%)	41.2%	40.8%	0.4%	1%

Income from Operations	$0.1	$2.5	$(2.4)	-95%
Income Tax (Benefit) Expense	$(0.3)	$0.8	$(1.1)	-138%

Net Income	$0.6	$1.8	$(1.2)	-64%
Net Income per Diluted Share	$0.05	$0.13	$(0.08)	-62%

Management Commentary
“During the quarter, we took significant steps to improve the Company’s financial and market position,” said Clearfield CEO, Cheri Beranek. “First, we settled the patent infringement litigation, which has allowed us to put the expenses associated with the litigation behind us and to concentrate on the development and customer adoption of our market-leading product technologies. Second, we acquired a new product platform of powered cabinets that will expand our portfolio of fiber management offerings and total addressable market.

“However, our revenue for the first half of the fiscal year has been disappointing, primarily due to some of the spending pauses in the market that we’re continuing to experience with our Tier 1 wireline, wireless and international customers. A merger-related review and slowdown in spending at our largest Tier 1 customer continued into the second quarter. While we are seeing revenues with other Tier 1 customers improve, it was not at a rate to compensate for this slowdown in the first half of the year. As part of our efforts to enhance and diversify our topline, we are excited to welcome Rosa Burns as our Chief Revenue Officer. We believe Rosa’s twenty-year experience in the Tier 1 wireline, wireless and international markets will add greater focus and sharpened strategy to our market development efforts. This hire was a continuing part of our organizational realignment to ensure we deliver the right resources to address the changing market dynamic.

“With the distraction of the patent lawsuit behind us, we’re focusing on the integration of the powered cabinet line and extending our product design methodologies for 5G. With revenues of this product line expected to scale to our $10 million annualized forecast, we believe further integration will help drive incremental profitability, due to the product’s topline contribution and low incremental SG&A spend. We believe this focus on integrating the product line and adapting it to formulate a new modular architecture for 5G will help improve our long term profitability and position in the marketplace, while preparing us for some immediate and multi-year growth opportunities.

“Given the continuing developments and associated spending pauses we are experiencing in the market, we are updating our guidance for the full fiscal year. While the update to our revenue for fiscal 2018 is lower than our original guidance issued at the beginning of the fiscal year, we believe our progress to put the challenges we have been facing behind us has been significant. Moreover, the enhancement of Clearfield’s management team with dedicated focus on new market and revenue development will enhance our ability to lead the market in product innovation. Throughout this entire process, our goals have always remained the same—revenue and market share expansion in 2019 and beyond, while continuing our long track record of profitability.”

Fiscal Q2 2018 Financial Results
Revenue for the second quarter of fiscal 2018 decreased 5% to $16.8 million from $17.7 million in the same year-ago quarter. The decrease was primarily due to lower sales to the Company’s Tier 1 wireline, wireless and international customers, and was partially offset by an increase in sales to the Company’s domestic core wireline customers.

Gross profit decreased 9% to $6.8 million, or 40.3% of revenue, from $7.4 million, or 42.2% of revenue, in the fiscal second quarter of 2017. The decrease in gross profit and gross profit percent was due to decreased volume and increased costs related to sales to the Company’s Tier 1 customers.

Operating expenses were $7.3 million, an increase of 19% compared to $6.2 million in the same year-ago quarter. The increase was primarily due to $1.3 million in expenses incurred for the defense and one-time settlement payment relating to the patent infringement lawsuit.

Loss from operations was $526,000 in the second quarter of fiscal 2018, a decrease of 141% from income from operations of $1.3 million in the same year-ago quarter. Income tax expense decreased 123% from an expense of $433,000 in the second quarter of 2017 to a benefit of $101,000 in the second quarter of fiscal 2018. In the second quarter of fiscal 2018, net loss was $305,000, or $0.02 per diluted share, a decrease of 134% from net income of $908,000, or $0.07 per diluted share, in the same year-ago quarter. The net loss per diluted share of $0.02 was negatively impacted by $1.3 million in selling, general, and administrative expense associated with the defense and settlement of the patent infringement litigation.

During the quarter ended March 31, 2018, cash, cash equivalents and investments decreased to $35.6 million from $46.2 million at the end of the prior quarter due primarily to the $10.4 million purchase of the outdoor powered cabinet product portfolio from Calix in February 2018. The Company had no debt at quarter end. In addition, during the quarter, the Company repurchased 18,682 shares under its stock repurchase program, utilizing $225,000 in cash.

Order backlog (defined as purchase orders received but not yet fulfilled) at March 31, 2018 increased 105% to $4.9 million from $2.4 million at December 31, 2017, and decreased 18% from $6.0 million at March 31, 2017.

Fiscal Six Month 2018 Financial Results
Revenue decreased 6% to $33.7 million for the six month period ending March 31, 2018 from $35.9 million during the same period in fiscal 2017.

Gross profit was $13.9 million, or 41.2% of revenue, for the six month period ending March 31, 2018, a decrease of 5% from $14.7 million, 40.8% of revenue, during the same period in fiscal 2017.

Operating expenses increased 13% to $13.8 million for the six month period ending March 31, 2018 from $12.2 million during the same period in fiscal 2017.

Income from operations totaled $119,000 for the six month period ending March 31, 2018 compared to $2.5 million during the same period in fiscal 2017.

Income tax expense decreased 138% to a benefit of $304,000 for the six month period ending March 31, 2018 from an expense of $800,000 during the same period in fiscal 2017. Net income totaled $638,000, or $0.05 per diluted share, for the six month period ending March 31, 2018, a decrease of 64% from $1.8 million, or $0.13 per diluted share, during the same period in fiscal 2017.

Fiscal 2018 Financial Outlook
The outlook for second half revenue is $40 to $42 million resulting in annual revenue guidance of $74 to $76 million. This represents 5% to 10% revenue growth for the six month period and flat to 2% growth for the year-over-year period. The fiscal year outlook is gross profit margins to be at least 40% and operating expenses to be between 35% and 37%. Due to the 2017 tax reform legislation which has lowered the corporate tax rate, Clearfield expects net income for the year as a percentage of revenue to be between 3% and 5%.

Conference Call
Clearfield management will hold a conference call today, April 26, 2018 at 5:00 p.m. Eastern Standard Time (4:00 p.m. Central Standard Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, April 26, 2018
Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)
U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through May 10, 2018.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13679108

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, integration of the acquired powered cabinet line, trends in and growth of the FTTx markets, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we must successfully integrate the acquired powered cabinet line in order to obtain the anticipated financial results and customer synergies within the timeframes expected; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers  would adversely affect us; our planned implementation of information technology systems could result in significant disruptions to our operations; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2017 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com

CLEARFIELD, INC. CONDENSED STATEMENTS OF OPERATIONS UNAUDITED

	Three Months Ended		Six Months Ended
	March 31		March 31
	2018	2017	2018	2017

Revenues	$16,830,895	$17,651,771	$33,697,779	$35,917,933

Cost of sales	10,051,061	10,208,957	19,809,538	21,266,399

Gross profit	6,779,834	7,442,814	13,888,241	14,651,534

Operating expenses
Selling, general and administrative	7,305,589	6,162,178	13,769,560	12,179,702
(Loss) income from operations	(525,755)	1,280,636	118,681	2,471,832

Interest income	119,379	59,885	215,101	112,619
(Loss) income before income taxes	(406,376)	1,340,521	333,782	2,584,451

Income tax (benefit) expense	(101,000)	433,000	(304,000)	800,000

Net (loss) income	$(305,376)	$907,521	$637,782	$1,784,451

Net (loss) income per share:
Basic	$(0.02)	$0.07	$0.05	$0.13
Diluted	$(0.02)	$0.07	$0.05	$0.13

Weighted average shares outstanding:
Basic	13,450,482	13,589,109	13,447,178	13,578,178
Diluted	13,450,482	13,803,697	13,494,433	13,797,126

*Certain comparative figures have been reclassified to conform to the current period’s presentation.  These reclassifications did not affect the prior periods’ net income, shareholders’ equity, or cash flows.

CLEARFIELD, INC. CONDENSED BALANCED SHEETS

	(Unaudited) March 31, 2018	(Audited) September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$9,141,197	$18,536,111
Short-term investments	6,285,225	5,937,150
Accounts receivable, net	7,159,376	7,237,641
Inventories, net	10,879,149	8,453,567
Other current assets	1,069,504	978,933
Total current assets	34,534,451	41,143,402

Property, plant and equipment, net	5,053,859	5,434,172

Other Assets
Long-term investments	20,180,000	19,816,000
Goodwill	4,708,511	2,570,511
Intangible assets, net	5,618,260	284,787
Other	228,820	245,165
Total other assets	30,735,591	22,916,463
Total Assets	$70,323,901	$69,494,037

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,798,776	$1,739,791
Accrued compensation	2,103,906	2,410,026
Accrued expenses	31,441	93,304
Total current liabilities	3,934,123	4,243,121

Other Liabilities
Deferred taxes – long-term	60,076	444,076
Deferred rent	276,797	281,720
Total other liabilities	336,873	725,796
Total Liabilities	4,270,996	4,968,917

Commitment and contingencies

Shareholders’ Equity
Common stock	138,111	138,128
Additional paid-in capital	56,296,908	55,406,888
Retained earnings	9,617,886	8,980,104
Total Shareholders’ Equity	66,052,905	64,525,120
Total Liabilities and Shareholders’ Equity	$70,323,901	$69,494,037

CLEARFIELD, INC. CONDENSED STATEMENT OF CASH FLOWS UNAUDITED

	Six Months Ended March 31,	Six Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$637,782	$1,784,451
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	989,912	800,136
Deferred income taxes	(384,000)	-
Loss on disposal of assets	1,594	(5,100)
Stock-based compensation expense	969,081	1,183,911
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	78,265	(115,011)
Inventories	354,984	(1,597,722)
Other current assets	(71,117)	234,201
Accounts payable, accrued expenses and deferred rent	(313,921)	(2,296,544)
Net cash provided by (used in) operating activities	2,262,580	(11,678)

Cash flows from investing activities:
Business acquisition	(10,350,000)	-
Purchases of property, plant and equipment and intangible assets	(516,341)	(1,064,936)
Proceeds from sale of property, plant and equipment	-	5,100
Purchase of investments	(4,181,075)	(10,166,075)
Sale of investments	3,469,000	5,568,000
Net cash used in investing activities	(11,578,416)	(5,657,911)

Cash flows from financing activities:
Repurchases of common stock	(236,024)	(49,352)
Proceeds from issuance of common stock under employee stock purchase plan	148,259	169,500
Proceeds from issuance of common stock	17,949	28,459
Tax withholding related to vesting of restricted stock grants	(9,262)	(10,326)
Net cash (used in) provided by financing activities	(79,078)	138,281
Decrease in cash and cash equivalents	(9,394,914)	(5,531,308)
Cash and cash equivalents at beginning of period	18,536,111	28,014,321
Cash and cash equivalents at end of period	$9,141,197	$22,483,013

Supplemental cash flow information
Cash paid during the year for income taxes	$23,987	$416,750

Non-cash financing activities
Cashless exercise of stock options	$5,782	$34,268